Exhibit 99.1

United Airlines Reports

Fourth-Quarter and Full-Year 2017 Performance

CHICAGO, January 23, 2018 – United Airlines (UAL) today announced its fourth-quarter and full-year 2017 financial results.

•	UAL reported fourth-quarter net income of $580 million, diluted earnings per share of $1.99, pre-tax earnings of $600 million and pre-tax margin of 6.4 percent. Excluding special charges and income tax adjustments, UAL reported fourth-quarter net income of $408 million, diluted earnings per share of $1.40, pre-tax earnings of $631 million and pre-tax margin of 6.7 percent.

•	UAL reported full-year net income of $2.1 billion, diluted earnings per share of $7.02, pre-tax earnings of $3.0 billion and pre-tax margin of 7.9 percent. Excluding special charges and income tax adjustments, UAL reported full-year net income of $2.1 billion, diluted earnings per share of $6.76, pre-tax earnings of $3.2 billion and pre-tax margin of 8.4 percent.

•	UAL repurchased $553 million of its common shares in the fourth quarter, bringing the full-year share repurchases to $1.8 billion and completing the company’s July 2016 $2 billion share repurchase program. The company’s board of directors authorized a new $3 billion share repurchase program in December.

•	During 2017, United consistently notched operational bests in on-time arrivals and completions while seeing the fewest cancellations and the best baggage performance in company history.

•	Employees earned $349 million in profit sharing for 2017.

“I am incredibly proud of how our employees delivered in 2017, achieving our best-ever operational performance. Reliability is an important pillar in our continued focus on further improving the customer experience,” said Oscar Munoz, chief executive officer of United Airlines. “Looking ahead, we are committed to improving profitability over the long-term by building on the strong foundation we have laid over the past two years. Everyone at United is excited to enter 2018 with a clear set of priorities and a renewed sense of purpose around unlocking the full potential of United Airlines.”

Fourth-Quarter and Full-Year Revenue

For the fourth quarter of 2017, revenue was $9.4 billion, an increase of 4.3 percent year-over-year. Fourth-quarter 2017 consolidated passenger revenue per available seat mile (PRASM) was up 0.2 percent compared to the fourth quarter of 2016. Cargo revenue was $304 million in the fourth quarter of 2017, an increase of 21.6 percent year-over-year primarily due to higher international freight volume and yields. For the full year of 2017, total revenue was $37.7 billion, an increase of 3.2 percent year-over-year.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

“Everything we do at United is underpinned by a commitment to deliver top tier operational reliability,” said Scott Kirby, president of United Airlines. “Thanks to the drive and dedication of our employees, we have significantly raised the bar in this area, delivering a record-setting operational performance in 2017. Looking ahead, our focus will be on continuing to improve customer service and expanding United’s network to offer customers more choice.”

Fourth-Quarter and Full-Year Costs

Total operating expense was $8.7 billion in the fourth quarter, up 8.2 percent year-over-year. Consolidated unit cost per available seat mile (CASM) increased 4.0 percent compared to the fourth quarter of 2016 due largely to higher fuel and labor expense. Fourth-quarter consolidated CASM, excluding special charges, third-party business expenses, fuel and profit sharing, increased 1.5 percent year-over-year, driven mainly by higher labor expense. For the full year, consolidated CASM increased 2.8 percent compared to full-year 2016 due largely to higher fuel and labor expense. Excluding special charges, third-party business expenses, fuel and profit sharing, consolidated CASM increased 3.1 percent compared to the prior year primarily due to expenses resulting from labor agreements ratified in 2016.

“We are encouraged by our financial results in the fourth quarter which capped a successful year of disciplined cost control and led to another year of strong earnings. Additionally, throughout the year we made significant investments in the business while continuing to return cash to our shareholders through $1.8 billion of share repurchases,” said Andrew Levy, executive vice president and chief financial officer of United Airlines. “In 2018, we will continue to focus on cost control, invest strategically into the business and utilize our new $3 billion share repurchase authorization to return cash to our shareholders.”

Capital Allocation

UAL generated $728 million in operating cash flow during the fourth quarter of 2017 and ended the quarter with $5.8 billion in unrestricted liquidity, including $2.0 billion of undrawn commitments under its revolving credit facility. UAL generated $3.4 billion in operating cash flow for the full year. The company continued to invest in its business through capital expenditures of $1.1 billion in the fourth quarter and a total of $4.0 billion for the full year. Adjusted capital expenditures, measured as capital expenditures including assets acquired through the issuance of debt and capital leases, airport construction financing, and excluding fully reimbursable projects, were $1.0 billion during the fourth quarter and $4.7 billion for the full year in 2017. The company contributed $419 million to its pension plans and made debt and capital lease principal payments of $1.0 billion during 2017.

For the 12 months ended Dec. 31, 2017, the company’s pre-tax income was $3.0 billion and return on invested capital (ROIC) was 13.8 percent. In the fourth quarter, UAL purchased $553 million of its common shares at an average price of $59.61 per share. During 2017, UAL purchased $1.8 billion of its common shares at an average price of $66.30 per share. The company completed its July 2016 $2 billion share repurchase program and announced authorization for a new $3 billion share repurchase program, which represents approximately 14 percent of the company’s market capitalization based on the closing stock price on Jan. 22, 2018.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UAL management will host an Investor Event at 4:30pm ET today to discuss fourth-quarter and full-year 2017 earnings, outline 2018 priorities, provide an update on United’s network strategy and deliver a financial update. During this presentation, UAL will provide full-year 2018 guidance including earnings per share and establish long-term earnings targets. Please visit ir.united.com to access the first-quarter 2018 investor update, the webcast of the event and the company’s presentation made available during the webcast, the entirety of which will be available on the website at the conclusion of the event.

Fourth-Quarter and Full-Year Highlights

Operations and Employees

•	Achieved a record-setting year for operational reliability, including best on-time departure performance, fewest cancellations, and best baggage handling performance.

•	The fourth quarter saw a record-breaking performance during the busy holiday travel season.

•	In December, United was first place among competitors in mainline on-time departures, completion factor, and on-time arrivals.

•	In November, United set company performance records during the busy Thanksgiving travel week, landing its best-ever Thanksgiving completion factor and twice breaking on-time performance records in the midst of the busiest travel days of the year.

•	Employees earned incentive payments of approximately $30 million for achieving operations performance goals in the fourth quarter, marking a full year of earned bonuses totaling approximately $87 million.

•	The company earned its seventh consecutive perfect 100 percent score on the Human Rights Campaign’s Corporate Equality Index and a spot on the organization’s list of “Best Places to Work for LGBT Equality.”

•	Recognized as a Top 100 Best Places to Work in the U.S. by the Glassdoor Employees’ Choice Awards.

•	Announced the appointment of Regional Presidents for California and New York/New Jersey, demonstrating our commitment to these communities and our hubs.

•	In response to the catastrophic weather events Harvey, Irma and Maria, United and its employees came together to keep the operation moving and take part in relief efforts, delivering more than 1.7 million pounds of relief supplies to impacted areas, and together with customers and employees, raised and contributed more than $9 million to community assistance.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

Network and Fleet

•	Last year, announced 44 new domestic routes from the company’s seven U.S. mainland hubs, and increased service on 11 routes to the Hawaiian Islands from Denver, Chicago, Los Angeles and San Francisco – offering more nonstop service to Hawaiian destinations than any other carrier.

•	Announced 13 new international routes in 2017 including its newest route San Francisco to Papeete, Tahiti starting seasonally in October 2018.

•	By increasing its nonstop service from six hub cities to nine ski destinations, United offers customers the most service to the most ski destinations across the U.S.

•	During 2017, took delivery of 19 new Boeing aircraft, including twelve 777-300ER, three 787-9, four 737-800 and eight used Airbus aircraft including two A320 and six A319.

•	Announced an agreement with Boeing to convert 100 current 737 MAX orders into 737 MAX 10 aircraft starting in late 2020.

•	Announced an agreement with Airbus to modify its A350 order resulting in a conversion of the model type from the A350-1000 to the A350-900, an increase in the order size from 35 to 45 aircraft and a deferral of the first delivery to late 2022.

•	Retired the company’s iconic Boeing 747 fleet with a final farewell flight between San Francisco and Honolulu.

Customer Experience

•	Took several actions to improve the overall customer experience – including providing more tools to employees to assist customers and increasing compensation for denied boarding.

•	Rolled out system-wide new Customer Solutions Desk with a dedicated team to develop creative solutions to assist customers in reaching their final destinations when their travel plans don’t go as expected.

•	Decreased involuntary denied boardings by 92% since April, and in December only had 13 involuntary denied boardings.

•	Upgraded the Houston and Newark terminal experience with the opening of OTG experience, opened new security lanes with automated security bins at Chicago and Newark, and opened the brand new upgraded Los Angeles United Club along with new Global Services lobbies in Houston, Newark and Los Angeles.

•	Improved the customer experience at Houston George Bush Intercontinental Airport by offering customers shorter, more convenient connection times and better access to more destinations through “rebanking” of the hub. UAL will “rebank” Chicago O’Hare beginning in February of 2018.

•	Unveiled new enhancements to United’s award-winning mobile app including bag tracking feature, ability to change and cancel flights in the app, add MileagePlus and United Club cards to the Apple Wallet, and allow customers to access boarding passes for 19 other carriers.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

•	Became the first airline to give customers access to flight information and other amenities skills for Amazon Alexa, Google Assistant and Fitbit Ionic smartwatch.

•	Continued to improve the mobile tools used by employees, including the first release of the “in the moment” care app, and new functionality in flight attendant tools to better serve customers.

•	The company received the CIO 100 award, an acknowledged mark of enterprise excellence in business technology.

•	Launched a new online portal, United Jetstream, in an effort to simplify the travel management process and give corporate and agency customers an intuitive suite of self-service tools.

About United

United Airlines and United Express operate approximately 4,500 flights a day to 338 airports across five continents. In 2017, United and United Express operated more than 1.6 million flights carrying more than 148 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, Newark/New York, San Francisco and Washington, D.C. United operates 744 mainline aircraft and the airline’s United Express carriers operate 518 regional aircraft. The airline is a founding member of Star Alliance, which provides service to 191 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “goals” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; costs associated with any modification or termination of our aircraft orders; our ability to utilize our net operating losses; our ability to attract and retain customers; potential reputational or other impact from adverse events in our operations; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic and political conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; our ability to cost-effectively hedge against increases in the price of aircraft fuel if we decide to do so; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

partnerships to provide the services contemplated by the respective arrangements with such carriers; the effects of any technology failures or cybersecurity breaches; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; the success of our investments in airlines in other parts of the world; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any management changes; labor costs; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016			2017	2016
Operating revenue:
Passenger - Mainline	$6,582	$6,295	4.6		$26,552	$25,414	4.5
Passenger - Regional	1,498	1,466	2.2		5,852	6,043	(3.2)

Total passenger revenue (B)	8,080	7,761	4.1		32,404	31,457	3.0
Cargo	304	250	21.6		1,035	876	18.2
Other operating revenue	1,054	1,041	1.2		4,297	4,223	1.8

Total operating revenue	9,438	9,052	4.3		37,736	36,556	3.2

Operating expense:
Salaries and related costs	2,704	2,568	5.3		11,045	10,275	7.5
Aircraft fuel (C)	1,875	1,555	20.6		6,913	5,813	18.9
Landing fees and other rent	570	553	3.1		2,240	2,165	3.5
Regional capacity purchase	580	552	5.1		2,232	2,197	1.6
Depreciation and amortization	539	504	6.9		2,149	1,977	8.7
Aircraft maintenance materials and outside repairs	479	448	6.9		1,856	1,749	6.1
Distribution expenses	328	316	3.8		1,349	1,303	3.5
Aircraft rent	145	159	(8.8)		621	680	(8.7)
Special charges (D)	31	(31)	NM		176	638	NM
Other operating expenses	1,458	1,423	2.5		5,657	5,421	4.4

Total operating expense	8,709	8,047	8.2		34,238	32,218	6.3

Operating income	729	1,005	(27.5)		3,498	4,338	(19.4)

Operating margin	7.7%	11.1%	(3.4	) pts.	9.3%	11.9%	(2.6	) pts.
Operating margin, excluding special charges (A) (Non-GAAP)	8.1%	10.8%	(2.7	) pts.	9.7%	13.6%	(3.9	) pts.

Nonoperating income (expense):
Interest expense	(171)	(148)	15.5		(643)	(614)	4.7
Interest capitalized	20	24	(16.7)		84	72	16.7
Interest income	16	11	45.5		57	42	35.7
Miscellaneous, net (D)	6	(8)	NM		3	(19)	NM

Total nonoperating expense	(129)	(121)	6.6		(499)	(519)	(3.9)

Income before income taxes	600	884	(32.1)		2,999	3,819	(21.5)

Pre-tax margin	6.4%	9.8%	(3.4	) pts.	7.9%	10.4%	(2.5	) pts.
Pre-tax margin, excluding special charges and reflecting hedge adjustments (A) (Non-GAAP)	6.7%	9.5%	(2.8	) pts.	8.4%	12.2%	(3.8	) pts.
Income tax expense (E)	20	487	(95.9)		868	1,556	(44.2)

Net income	$580	$397	46.1		$2,131	$2,263	(5.8)

Earnings per share, diluted	$1.99	$1.26	57.9		$7.02	$6.85	2.5

Weighted average shares, diluted	291.8	315.7	(7.6)		303.6	330.3	(8.1)

NM Not meaningful

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2017	2016			2017	2016
Mainline:
Passengers (thousands)	26,926	25,590	5.2		108,017	101,007	6.9
Revenue passenger miles (millions)	47,192	45,608	3.5		193,444	186,181	3.9
Available seat miles (millions)	57,866	55,440	4.4		234,576	224,692	4.4
Cargo ton miles (millions)	910	790	15.2		3,316	2,805	18.2
Passenger revenue per available seat mile (cents)	11.37	11.35	0.2		11.32	11.31	0.1
Average yield per revenue passenger mile (cents)	13.95	13.80	1.1		13.73	13.65	0.6
Aircraft in fleet at end of period	744	737	0.9		744	737	0.9
Average stage length (miles)	1,775	1,804	(1.6)		1,806	1,859	(2.9)
Average daily utilization of each aircraft (hours: minutes)	10:16	9:54	3.7		10:27	10:06	3.5
Regional:
Passengers (thousands)	10,487	10,433	0.5		40,050	42,170	(5.0)
Revenue passenger miles (millions)	5,957	5,930	0.5		22,817	24,128	(5.4)
Available seat miles (millions)	7,162	7,078	1.2		27,810	28,898	(3.8)
Passenger revenue per available seat mile (cents)	20.92	20.71	1.0		21.04	20.91	0.6
Average yield per revenue passenger mile (cents)	25.15	24.72	1.7		25.65	25.05	2.4
Aircraft in fleet at end of period	518	494	4.9		518	494	4.9
Average stage length (miles)	558	560	(0.4)		558	564	(1.1)
Consolidated (Mainline and Regional):
Passengers (thousands)	37,413	36,023	3.9		148,067	143,177	3.4
Revenue passenger miles (millions)	53,149	51,538	3.1		216,261	210,309	2.8
Available seat miles (millions)	65,028	62,518	4.0		262,386	253,590	3.5
Passenger load factor:
Consolidated	81.7%	82.4%	(0.7	) pts.	82.4%	82.9%	(0.5	) pts.
Domestic	85.2%	85.2%	—	pts.	85.2%	85.4%	(0.2	) pts.
International	77.2%	78.9%	(1.7	) pts.	78.9%	80.0%	(1.1	) pts.
Passenger revenue per available seat mile (cents)	12.43	12.41	0.2		12.35	12.40	(0.4)
Total revenue per available seat mile (cents)	14.51	14.48	0.2		14.38	14.42	(0.3)
Average yield per revenue passenger mile (cents)	15.20	15.06	0.9		14.98	14.96	0.1
Aircraft in fleet at end of period	1,262	1,231	2.5		1,262	1,231	2.5
Average stage length (miles)	1,431	1,441	(0.7)		1,460	1,473	(0.9)
Average full-time equivalent employees (thousands)	85.6	84.8	0.9		86.0	83.9	2.5

Note: See Part II, Item 6 Selected Financial Data of the company’s annual report on Form 10-K for the year ended December 31, 2016 for the definition of these statistics.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

SUMMARY FINANCIAL METRICS (A)

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016			2017	2016
Operating income	$729	$1,005	(27.5)		$3,498	$4,338	(19.4)
Operating margin	7.7%	11.1%	(3.4	) pts.	9.3%	11.9%	(2.6	) pts.
Operating income, excluding special charges (Non-GAAP)	760	974	(22.0)		3,674	4,976	(26.2)
Operating margin, excluding special charges (Non-GAAP)	8.1%	10.8%	(2.7	) pts.	9.7%	13.6%	(3.9	) pts.

Adjusted EBITDA, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	$1,305	$1,474	(11.5)		$5,826	$6,939	(16.0)
Adjusted EBITDA margin, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	13.8%	16.3%	(2.5	) pts.	15.4%	19.0%	(3.6	) pts.

Pre-tax income	$600	$884	(32.1)		$2,999	$3,819	(21.5)
Pre-tax margin	6.4%	9.8%	(3.4	) pts.	7.9%	10.4%	(2.5	) pts.
Pre-tax income, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	631	857	(26.4)		3,175	4,462	(28.8)
Pre-tax margin, excluding special charges and reflecting hedge adjustments (a) (Non-GAAP)	6.7%	9.5%	(2.8	) pts.	8.4%	12.2%	(3.8	) pts.

Net income	$580	$397	46.1		$2,131	$2,263	(5.8)
Net income, excluding special charges and income tax adjustments and reflecting hedge adjustments (a) (b) (Non-GAAP)	408	562	(27.4)		2,052	2,857	(28.2)

Diluted earnings per share	$1.99	$1.26	57.9		$7.02	$6.85	2.5
Diluted earnings per share, excluding special charges and income tax adjustments and reflecting hedge adjustments (a) (b) (Non-GAAP)	1.40	1.78	(21.3)		6.76	8.65	(21.8)

Net cash provided by operating activities	$728	$658	10.6		$3,413	$5,542	(38.4)

Capital expenditures	$1,098	$880	24.8		$3,998	$3,223	24.0
Adjusted capital expenditures (Non-GAAP)	1,046	1,078	(3.0)		4,729	3,347	41.3

Free cash flow, net of financings (Non-GAAP)	$(370)	$(222)	NM		$(585)	$2,319	NM
Free cash flow (Non-GAAP)	(318)	(420)	NM		(1,316)	2,195	NM

(a)	Hedge adjustments include prior period gains (losses) on fuel derivative contracts settled in the current period. See note D for further information.
(b)	The company recorded a special income tax benefit adjustment of $192 million in 2017 and a special income tax expense adjustment of $180 million in 2016. See note E for further information on the income tax adjustments.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC) – Non-GAAP

ROIC - Non-GAAP is a financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits.

(in millions)	Twelve Months Ended December 31, 2017
NOPAT
Pre-tax income	$2,999
Special charges (D):
Severance and benefit costs	116
Impairment of assets	25
(Gains) losses on sale of assets and other special charges	35

Pre-tax income excluding special charges - Non-GAAP	3,175
add: Interest expense (net of income tax benefit) (a)	639
add: Interest component of capitalized aircraft rent (net of income tax benefit) (a)	302
add: Net interest on pension (net of income tax benefit) (a)	41
less: Income taxes paid	(20)

NOPAT - Non-GAAP	$4,137

Invested Capital (five-quarter average)
Total assets	$41,753
add: Capitalized aircraft operating leases (b)	4,585
less: Non-interest bearing liabilities (c)	(16,394)

Average invested capital - Non-GAAP	$29,944

Return on invested capital - Non-GAAP	13.8%

(a)	Income tax benefit measured based on the effective cash tax rate. The effective cash tax rate is calculated by dividing cash taxes paid by pre-tax income excluding special charges. For the twelve months ended December 31, 2017, the effective cash tax rate was 0.6%.
(b)	The purpose of this adjustment is to capitalize the impact of aircraft operating leases. The company uses a multiple of seven times its annual aircraft rent expense to estimate the potential capitalized value and related liability of its aircraft. This is a simplified method used by many rating agencies and financial analysts to assist with the impact of operating leases on financial measures like return on invested capital.
(c)	Non-interest bearing liabilities include advance ticket sales, frequent flyer deferred revenue, deferred income taxes and other non-interest bearing liabilities.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

(A) UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including operating income (loss) excluding special charges, income (loss) before income taxes excluding special charges and reflecting hedge adjustments, net income (loss) excluding special charges and reflecting hedge adjustments, net earnings (loss) per share excluding special charges and reflecting hedge adjustments, and CASM, as adjusted, among others.

CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. In addition, the company believes that adjusting for prior period gains and losses on fuel derivative contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled fuel derivative contracts in a given period.

Pursuant to SEC Regulation G, UAL has included the following reconciliations of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2017	2016		2017	2016
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	12.90	12.43	3.8	12.59	12.22	3.0
Special charges (D)	0.06	(0.06)	NM	0.07	0.29	NM
Third-party business expenses	0.12	0.13	(7.7)	0.12	0.11	9.1
Fuel expense	2.68	2.33	15.0	2.46	2.16	13.9

CASM, excluding special charges, third-party business expenses and fuel	10.04	10.03	0.1	9.94	9.66	2.9
Profit sharing per available seat mile	0.08	0.22	(63.6)	0.15	0.28	(46.4)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	9.96	9.81	1.5	9.79	9.38	4.4

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	13.39	12.87	4.0	13.05	12.70	2.8
Special charges (D)	0.04	(0.05)	NM	0.07	0.25	NM
Third-party business expenses	0.12	0.11	9.1	0.10	0.10	—
Fuel expense	2.88	2.49	15.7	2.64	2.29	15.3

CASM, excluding special charges, third-party business expenses and fuel	10.35	10.32	0.3	10.24	10.06	1.8
Profit sharing per available seat mile	0.07	0.19	(63.2)	0.13	0.25	(48.0)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	10.28	10.13	1.5	10.11	9.81	3.1

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2017	2016			2017	2016
Operating expenses	$8,709	$8,047	$662	8.2	$34,238	$32,218	$2,020	6.3
Special charges (D)	31	(31)	62	NM	176	638	(462)	NM

Operating expenses, excluding special charges	8,678	8,078	600	7.4	34,062	31,580	2,482	7.9
Third-party business expenses	72	69	3	4.3	277	257	20	7.8
Fuel expense	1,875	1,555	320	20.6	6,913	5,813	1,100	18.9
Profit sharing, including taxes	45	122	(77)	(63.1)	349	628	(279)	(44.4)

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$6,686	$6,332	$354	5.6	$26,523	$24,882	$1,641	6.6

Operating income	$729	$1,005	$(276)	(27.5)	$3,498	$4,338	$(840)	(19.4)
Special charges (D)	31	(31)	62	NM	176	638	(462)	NM

Operating income, excluding special charges	$760	$974	$(214)	(22.0)	$3,674	$4,976	$(1,302)	(26.2)

Income before income taxes	$600	$884	$(284)	(32.1)	$2,999	$3,819	$(820)	(21.5)
Special charges and hedge adjustments before income taxes (D)	31	(27)	58	NM	176	643	(467)	NM

Income before income taxes excluding special charges and reflecting hedge adjustments	$631	$857	$(226)	(26.4)	$3,175	$4,462	$(1,287)	(28.8)

Net income	$580	$397	$183	46.1	$2,131	$2,263	$(132)	(5.8)
Special charges and hedge adjustments, net of tax and income tax adjustments (D)	(172)	165	(337)	NM	(79)	594	(673)	NM

Net income, excluding special charges and reflecting hedge adjustments and income tax adjustments	$408	$562	$(154)	(27.4)	$2,052	$2,857	$(805)	(28.2)

Diluted earnings per share	$1.99	$1.26	$0.73	57.9	$7.02	$6.85	$0.17	2.5
Special charges and hedge adjustments	0.11	(0.09)	0.20	NM	0.58	1.95	(1.37)	NM
Income tax adjustments and tax effect related to special charges and hedge adjustments	(0.70)	0.61	(1.31)	NM	(0.84)	(0.15)	(0.69)	NM

Diluted earnings per share, excluding special charges and income tax adjustments and reflecting hedge adjustments	$1.40	$1.78	$(0.38)	(21.3)	$6.76	$8.65	$(1.89)	(21.8)

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL provides financial metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA), that we believe provide useful supplemental information for management and investors by measuring profit and profit as a percentage of total operating revenues. Adjusted EBITDA is EBITDA excluding special charges that are non-recurring and that management believes are not indicative of UAL’s ongoing performance. Adjusted EBITDA also includes hedge adjustments to reflect the cash impact of fuel derivative contracts settled in the current period.

	Three Months Ended December 31,		Year Ended December 31,
EBITDA (In millions)	2017	2016	2017	2016
Net income	$580	$397	$2,131	$2,263
Adjusted for:
Depreciation and amortization	539	504	2,149	1,977
Interest expense	171	148	643	614
Interest capitalized	(20)	(24)	(84)	(72)
Interest income	(16)	(11)	(57)	(42)
Income tax expense (E)	20	487	868	1,556
Special charges and hedge adjustments before income taxes (D)	31	(27)	176	643

Adjusted EBITDA, excluding special charges and reflecting hedge adjustments - Non-GAAP	$1,305	$1,474	$5,826	$6,939

UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt and capital leases, airport construction financing and excluding fully reimbursable projects is useful to investors in order to appropriately reflect the non-reimbursable funds spent on capital expenditures. UAL also believes that adjusting net cash provided by operating activities for capital expenditures and adjusted capital expenditures is useful to allow investors to evaluate the company’s ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended December 31,		Year Ended December 31,
Capital Expenditures (in millions)	2017	2016	2017	2016
Capital expenditures	$1,098	$880	$3,998	$3,223
Property and equipment acquired through the issuance of debt and capital leases	17	271	935	386
Airport construction financing	1	23	42	91
Fully reimbursable projects	(70)	(96)	(246)	(353)

Adjusted capital expenditures – Non-GAAP	$1,046	$1,078	$4,729	$3,347

Free Cash Flow (in millions)
Net cash provided by operating activities	$728	$658	$3,413	$5,542
Less capital expenditures	1,098	880	3,998	3,223

Free cash flow, net of financings - Non-GAAP	$(370)	$(222)	$(585)	$2,319

Net cash provided by operating activities	$728	$658	$3,413	$5,542
Less adjusted capital expenditures – Non-GAAP	1,046	1,078	4,729	3,347

Free cash flow - Non-GAAP	$(318)	$(420)	$(1,316)	$2,195

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B) Select passenger revenue information is as follows (in millions):

	4Q 2017 Passenger Revenue (millions)	Passenger Revenue vs. 4Q 2016	PRASM vs. 4Q 2016	Yield vs. 4Q 2016	Available Seat Miles vs. 4Q 2016
Mainline	$3,626	7.3%	0.3%	0.1%	7.1%
Regional	1,453	2.7%	1.0%	1.9%	1.7%

Domestic	5,079	6.0%	(0.1%)	0.0%	6.0%

Atlantic	1,312	5.3%	1.3%	1.5%	4.0%
Pacific	986	(4.3%)	(2.9%)	0.6%	(1.4%)
Latin America	703	1.6%	(0.6%)	2.6%	2.3%

International	3,001	1.1%	(0.4%)	1.9%	1.4%

Consolidated	$8,080	4.1%	0.2%	0.9%	4.0%

Mainline	$6,582	4.6%	0.2%	1.1%	4.4%
Regional	1,498	2.2%	1.0%	1.7%	1.2%

Consolidated	$8,080

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C) UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2017	2016		2017	2016
Mainline fuel expense excluding hedge impacts	$1,551	$1,270	22.1	$5,770	$4,640	24.4
Hedge losses reported in fuel expense (a)	—	(20)	NM	(2)	(217)	NM

Total mainline fuel expense	1,551	1,290	20.2	5,772	4,857	18.8
Regional fuel expense	324	265	22.3	1,141	956	19.4

Consolidated fuel expense	$1,875	$1,555	20.6	$6,913	$5,813	18.9

Mainline fuel consumption (gallons)	820	804	2.0	3,357	3,261	2.9
Mainline average aircraft fuel price per gallon	$1.89	$1.60	18.1	$1.72	$1.49	15.4
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.89	$1.58	19.6	$1.72	$1.42	21.1

Regional fuel consumption (gallons)	160	158	1.3	621	643	(3.4)
Regional average aircraft fuel price per gallon	$2.03	$1.68	20.8	$1.84	$1.49	23.5

Consolidated fuel consumption (gallons)	980	962	1.9	3,978	3,904	1.9
Consolidated average aircraft fuel price per gallon	$1.91	$1.62	17.9	$1.74	$1.49	16.8
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.91	$1.60	19.4	$1.74	$1.43	21.7

(a)	UAL allocates 100 percent of losses from settled hedges that were designated for hedge accounting to mainline fuel expense.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(D) Special charges, hedge adjustments and income tax adjustments include the following:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2017	2016	2017	2016
Operating:
Severance and benefit costs	$15	$10	$116	$37
Impairment of assets	10	—	25	412
Labor agreement costs and related items	—	(60)	—	64
Cleveland airport lease restructuring	—	—	—	74
(Gains) losses on sale of assets and other special charges	6	19	35	51

Subtotal	31	(31)	176	638
Other nonoperating (gains) losses	—	—	—	(1)

Total special charges	31	(31)	176	637
Income tax (benefit) expense related to special charges	(11)	12	(63)	(229)

Total special charges, net of income taxes	20	(19)	113	408
Income tax adjustments (E)	(192)	180	(192)	180
Hedge adjustments: prior period gains on fuel derivative contracts settled in the current period	—	4	—	6

Total special charges and hedge adjustments, net of income taxes and net of income tax adjustments	$(172)	$165	$(79)	$594

Special charges, hedge adjustments and income tax adjustments

Severance and benefit costs: During the three months and year ended December 31, 2017, the company recorded $10 million ($6 million net of taxes) and $83 million ($53 million net of taxes), respectively, of severance and benefit costs related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters (the “IBT”). In the first quarter of 2017, approximately 1,000 technicians and related employees elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019. Also during the three months and year ended December 31, 2017, the company recorded $5 million ($3 million net of taxes) and $33 million ($21 million net of taxes), respectively, of severance primarily related to its management reorganization initiative.

During the three months and year ended December 31, 2016, the company recorded $10 million ($6 million net of taxes) and $37 million ($24 million net of taxes), respectively, of severance and benefit costs related to a voluntary early-out program for the company’s flight attendants and other severance agreements.

Impairment of assets: In the fourth quarter of 2017, the company recorded a $10 million ($6 million net of taxes) impairment charge related to obsolete spare parts inventory. During 2017, United recorded a $15 million ($10 million net of taxes) intangible asset impairment charge related to a maintenance service agreement.

In April 2016, the Federal Aviation Administration (“FAA”) announced that, effective October 30, 2016, it would designate Newark Liberty International Airport (“Newark”) as a Level 2 schedule-facilitated airport under the International Air Transport Association Worldwide Slot Guidelines. The designation was associated with an updated demand and capacity analysis of Newark by the FAA. In the second quarter of 2016, the company determined that the FAA’s action impaired the entire value of its Newark slots because the slots are no longer the mechanism that governs take-off and landing rights. Accordingly, the company recorded a $412 million special charge ($264 million net of taxes) to write off the intangible asset.

Labor agreement costs and related items: In 2016, the fleet service, passenger service, storekeeper and other employees represented by the International Association of Machinists and Aerospace Workers (IAM) ratified seven new contracts with the company which extended the contracts through 2021. Also in 2016, the technicians and related employees represented by the International Brotherhood of Teamsters (IBT) ratified a six-year joint collective bargaining agreement which extended the contract through 2022. During 2016, the company recorded $171 million ($110 million net of taxes) of special charges primarily for payments in conjunction with the IAM and IBT agreements described above. As part of the ratified contract with the IBT, the company amended some of its technicians and related employees’ postretirement medical plans. The amendments triggered curtailment accounting, resulting in the recognition of a one-time $60 million gain ($38 million net of taxes) for accelerated recognition of a prior service credit in one of the plans. Also, as part of the ratified contract with the Association of Flight Attendants, the company amended two of its flight attendant postretirement medical plans. The amendments triggered curtailment accounting, resulting in the recognition of a one-time $47 million gain ($30 million net of taxes) for accelerated recognition of a prior service credit.

United Airlines Reports Fourth-Quarter and Full-Year 2017 Performance

Cleveland airport lease restructuring: During 2016, the City of Cleveland agreed to amend the company’s lease, which runs through 2029, associated with certain excess airport terminal space (principally Terminal D) and related facilities at Hopkins International Airport. The company recorded an accrual for remaining payments under the lease for facilities that the company no longer uses and will continue to incur costs under the lease without economic benefit to the company. This liability was measured and recorded at its fair value when the company ceased its right to use such facilities leased to it pursuant to the lease. The company recorded a special charge of $74 million ($47 million net of taxes) related to the amended lease.

Hedge adjustments: Prior to 2017, the company used certain combinations of derivative contracts that were economic hedges but did not qualify for hedge accounting under U.S. generally accepted accounting principles. As with derivatives that qualified for hedge accounting, the economic hedges and individual contracts were part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company recorded changes in the fair value of the various contracts that were not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. During the three months and year ended December 31, 2016, for fuel derivative contracts that settled in the three months and year ended December 31, 2016, the company recorded mark-to-market gains of $4 million and $6 million, respectively, in prior periods.

(E) Effective tax rate: The company’s effective tax rate for the three months and year ended December 31, 2017 was 3.5% and 29.0%, respectively. The company’s effective tax rate for the three months and year ended December 31, 2016 was 55.1% and 40.7%, respectively. The rate for both 2017 periods was impacted by a one-time, $192 million benefit due to the passage of the Tax Cuts and Jobs Act in the fourth quarter of 2017. The rate for both 2016 periods was impacted by a special tax expense of $180 million. In 2016, the company recorded approximately $180 million of deferred income tax expense adjustments in AOCI, which related to losses on fuel hedges designated for hedge accounting. Accounting rules required the adjustments to remain in AOCI as long as the company had fuel derivatives designated for cash flow hedge accounting. In 2016, we settled all of our fuel hedges and have not entered into any new fuel derivative contracts for hedge accounting. Accordingly, the company reclassified the $180 million to income tax expense in 2016.

The effective tax rates for the 2017 and 2016 periods represented a blend of federal, state and foreign taxes and the impact of certain nondeductible items. The effective tax rate for the three months and year ended December 31, 2017 reflects the impact of a change in the mix of domestic and foreign earnings.

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